Exhibit 99.1

For release:  February 20, 2015

Contact: Gerald Coggin, Sr. VP of Corporate Relations

Phone: (615) 890-2020

NHC Reports Year End Earnings

MURFREESBORO, Tenn. -- National HealthCare Corporation (NYSE MKT:  NHC, NHC.PRA), the nation's oldest publicly traded long-term health care company, today announced net operating revenues for the year ended December 31, 2014 totaled $871,683,000 compared to $788,957,000 for the year ended December 31, 2013, an increase of 10.5%. For the year ended December 31, 2014, net income available to common shareholders was $44,699,000, or $3.24 per share basic, compared to $55,942,000, or $4.05 per share basic, for the 2013 year.  The newly constructed or leased skilled nursing facilities placed in service during the 2014 year and a decrease in non-operating income negatively impacted the 2014 financial results compared to the 2013 year.

Net operating revenues for the three months ended December 31, 2014 totaled $226,374,000 compared to $206,796,000 for the same three months in 2013, an increase of 9.5%.  Fourth quarter of 2014 net income available to common shareholders was $12,632,000, or $0.92 per basic share, compared to $14,421,000, or $1.04 per basic share, in the fourth quarter of 2013.  Excluding the operating losses from the newly constructed or leased skilled nursing facilities and the decrease in non-operating income, income before income taxes for the quarter ended December 31, 2014 would have increased $982,000 compared to the prior year period, which is a 3.8% increase.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements. NHC cautions investors that any forward-looking statements made involve risks and uncertainties and are not guarantees of future performance. The risks and uncertainties are detailed from time to time in reports filed by NHC with the S.E.C., including Forms 8-K, 10-Q and 10-K, and include, among others, the following:  liabilities and other claims asserted against us and patient care liabilities, as well as the resolution of current litigation; availability of insurance and assets for indemnification; national and local economic conditions; including their effect on the availability and cost of labor, utilities and materials; the effect of government regulations and changes in regulations governing the healthcare industry, including our compliance with such regulations; changes in Medicare and Medicaid payment levels and methodologies and the application of such methodologies by the government and its fiscal intermediaries; and other factors referenced or incorporated by reference in the S.E.C. filings.  The risks included here are not exhaustive.  All forward-looking statements represent NHC’s best judgment as of the date of this release.

About NHC

NHC affiliates operate for themselves and third parties 74 long-term health care centers with 9,462 beds.  NHC affiliates also operate 36 homecare programs, five independent living centers and 18 assisted living communities.  NHC’s other services include Alzheimer’s units, long-term care pharmacies, hospice, a rehabilitation services company, and providing management and accounting services to third parties. Other information about the company can be found on our web site at www.nhccare.com.

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Consolidated Statements of Income
(in thousands, except share and per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2014	2013	2014	2013
Revenues:	(unaudited)
Net patient revenues	$ 216,114	$ 196,040	$ 829,287	$ 735,837
Other revenues	10,260	10,756	42,396	53,120
Net operating revenues	226,374	206,796	871,683	788,957

Costs and Expenses:
Salaries, wages and benefits	135,972	123,400	510,249	453,560
Other operating	50,340	46,098	217,143	194,989
Facility rent	10,019	9,822	39,731	39,449
Depreciation and amortization	9,240	7,574	34,384	28,547
Interest	599	83	2,165	331
Total costs and expenses	206,170	186,977	803,672	716,876

Income Before Non-Operating Income	20,204	19,819	68,011	72,081
Non-Operating Income	4,392	5,674	17,182	30,095

Income Before Income Taxes	24,596	25,493	85,193	102,176
Income Tax Provision	(9,796)	(8,904)	(31,824)	(37,563)

Net Income	14,800	16,589	53,369	64,613

Dividends to Preferred Stockholders	(2,168)	(2,168)	(8,670)	(8,671)

Net Income Available to Common Stockholders	$ 12,632	$ 14,421	$ 44,699	$ 55,942

Earnings Per Common Share
Basic	$ 0.92	$ 1.04	$ 3.24	$ 4.05
Diluted	$ 0.88	$ 0.99	$ 3.14	$ 3.87

Weighted average common shares outstanding
Basic	13,748,448	13,820,554	13,816,095	13,829,626
Diluted	16,821,917	16,690,915	14,222,133	16,698,803

Dividends declared per common share

Balance Sheet Data
(in thousands)	Dec. 31	Dec. 31
	2014	2013
Cash and marketable securities	$ 202,302	$ 186,714
Restricted cash and marketable securities	168,924	155,932
Current assets	322,525	299,666
Property and equipment, net	514,744	456,798
Total assets	1,074,123	984,358
Current liabilities	183,032	167,760
Long-term debt	10,000	10,000
Stockholders' equity	734,148	688,112

-more-

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Selected Operating Statistics
(unaudited)
	Three Months Ended		Year Ended
	December 31		December 31
	2014	2013	2014	2013
Per Diems:
Medicare	$ 440.62	$ 435.34	$ 435.77	$ 429.32
Managed Care	$ 398.04	$ 406.30	$ 398.46	$ 406.18
Medicaid	$ 170.80	$ 167.81	$ 169.14	$ 165.26
Private Pay and Other	$ 212.33	$ 210.84	$ 211.71	$ 204.52

Patient Days:
Medicare	124,795	119,150	496,296	479,716
Managed Care	50,568	40,413	191,126	148,600
Medicaid	317,649	304,460	1,249,603	1,094,942
Private Pay and Other	179,864	160,514	701,258	606,280
	672,876	624,537	2,638,283	2,329,538

Average Per Diem	$ 249.02	$ 245.37	$ 247.23	$ 245.22